UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934
EuroDry Ltd.
(Exact name of Issuer as specified in its charter)
Republic of the Marshall Islands	N/A
(State of incorporation or organization)	(IRS Employer Identification No.)
4 Messogiou & Evropis Street 151 24 Maroussi Greece
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, par value $0.01, including attached Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) or (e), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d) or (e), please check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): No. 333-224732
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

Item 1.          Description of Registrant's Securities to be Registered.
The classes of securities of EuroDry Ltd. (the "Company") to be registered hereunder are the shares of the Company's common stock, $0.01 par value per share (the "Common Shares"), including the attached right to purchase one-thousandth of a share of the Company's Series A Participating Preferred Stock upon the occurrence of certain events (the "Preferred Stock Purchase Rights").
A description of the Common Shares and Preferred Stock Purchase Rights is set forth under the caption "Description of Capital Stock" in the prospectus included in the Company's registration statement on Form F-1 (No. 333-224732) (the "Registration Statement"), originally filed with the Securities and Exchange Commission on May 8, 2018, as amended by any amendments to the Registration Statement, and by any prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which description is incorporated herein by reference.
Item 2.          Exhibits.
Pursuant to the "Instructions as to Exhibits" for Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: May 22, 2018	EURODRY LTD.

	By:	/s/ Aristides J. Pittas
	Name:	Aristides J. Pittas
	Title:	President